MID-AMERICA APARTMENT COMMUNITIES, INC.	Exhibit 99.1

Explanatory Note

Unless the context otherwise requires, all references in this Current Report to "we," "us," "our," "Operating Partnership," "MAALP" or the "Company" refer to Mid-America Apartments, L.P. Unless the context otherwise requires, the references in this Current Report to "MAA" or "general partner" refers to Mid-America Apartment Communities, Inc. Any reference to the "Board" or "Board of Directors" refers to the Board of Directors of MAA. "Common Stock" refers to the common stock of MAA and "shareholders" means the holders of shares of MAA's common and preferred stock. The partnership interests of the Operating Partnership are referred to as "OP Units" and the holders of the OP Units are referred to as "unitholders".

Mid-America Apartments, L.P.
Condensed Consolidated Balance Sheets
March 31, 2013 and December 31, 2012
(Unaudited)
(Dollars in thousands, except unit data)

	March 31, 2013	December 31, 2012
Assets:
Real estate assets:
Land	$363,112	$359,943
Buildings and improvements	2,918,059	2,867,409
Furniture, fixtures and equipment	87,715	84,997
Development and capital improvements in progress	51,016	50,844
	3,419,902	3,363,193
Less accumulated depreciation	(930,386)	(901,485)
	2,489,516	2,461,708

Land held for future development	1,205	1,205
Commercial properties, net	7,868	8,058
Investments in real estate joint ventures	749	4,837
Real estate assets, net	2,499,338	2,475,808

Cash and cash equivalents	8,172	8,886
Restricted cash	649	809
Deferred financing costs, net	12,533	13,380
Other assets	30,576	26,882
Goodwill	4,106	4,106
Total assets	$2,555,374	$2,529,871

Liabilities and Capital:
Liabilities:
Secured notes payable	$1,094,102	$1,170,646
Unsecured notes payable	577,000	483,000
Accounts payable	5,163	3,889
Fair market value of interest rate swaps	17,313	21,423
Accrued expenses and other liabilities	80,849	90,559
Security deposits	6,327	6,167
Due to General Partner	27,497	24,255
Total liabilities	1,808,251	1,799,939

Redeemable units	5,191	4,713

Capital:
General partner: 40,088,385 OP Units outstanding at March 31, 2013 and 39,721,461 OP Units outstanding at December 31, 2012	718,651	706,296
Limited partners: 1,707,660 OP Units outstanding at March 31, 2013 and 1,731,672 OP Units outstanding at December 31, 2012	30,836	30,993
Accumulated other comprehensive losses	(22,524)	(26,881)
Total partners' capital	726,963	710,408
Noncontrolling interest	14,969	14,811
Total capital	741,932	725,219
Total liabilities and capital	$2,555,374	$2,529,871

Number of units outstanding represent total OP Units regardless of classification on the consolidated balance sheet. The number of units classified as redeemable units on the consolidated balance sheet at March 31, 2013 and December 31, 2012 are 75,167 and 72,786, respectively.

See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.
Condensed Consolidated Statements of Operations
Three months ended March 31, 2013 and 2012
(Unaudited)
(Dollars in thousands, except per unit data)

	Three months ended March 31,
	2013	2012
Operating revenues:
Rental revenues	$110,387	$95,206
Other property revenues	9,503	8,654
Total property revenues	119,890	103,860
Management fee income	178	269
Total operating revenues	120,068	104,129
Property operating expenses:
Personnel	13,098	12,397
Building repairs and maintenance	2,992	3,323
Real estate taxes and insurance	14,653	12,348
Utilities	6,111	5,435
Landscaping	2,718	2,516
Other operating	7,900	7,403
Depreciation and amortization	30,350	26,755
Total property operating expenses	77,822	70,177
Acquisition expenses	10	20
Property management expenses	4,778	4,924
General and administrative expenses	2,890	3,029
Income from continuing operations before non-operating items	34,568	25,979
Interest and other non-property income	18	114
Interest expense	(14,112)	(12,792)
(Loss) gain on debt extinguishment/modification	(61)	20
Amortization of deferred financing costs	(765)	(656)
Net casualty gain (loss) after insurance and other settlement proceeds	16	(9)
Income from continuing operations before gain (loss) from real estate joint ventures	19,664	12,656
Gain (loss) from real estate joint ventures	54	(31)
Income from continuing operations	19,718	12,625
Discontinued operations:
Income from discontinued operations before gain on sale	—	484
Net casualty loss after insurance and other settlement proceeds on discontinued operations	—	(54)
Gain on sale of discontinued operations	—	9,429
Consolidated net income	19,718	22,484
Net income attributable to noncontrolling interests	159	148
Net income available for Mid-America Apartments, L.P. common unitholders	$19,559	$22,336

Earnings per common unit - basic and diluted:
Income from continuing operations available for common unitholders	$0.47	$0.32
Income from discontinued property operations available for common unitholders	—	0.25
Net income available for common unitholders	$0.47	$0.57

Distributions declared per common unit	$0.6950	$0.6600
See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.
Condensed Consolidated Statements of Comprehensive Income
Three months ended March 31, 2013 and 2012
(Unaudited)
(Dollars in thousands)

	Three months ended March 31,
	2013	2012
Consolidated net income	$19,718	$22,484
Other comprehensive income:
Unrealized losses from the effective portion of derivative instruments	(179)	(1,298)
Reclassification adjustment for losses included in net income for the effective portion of derivative instruments	4,536	5,548
Total comprehensive income	24,075	26,734
Less: comprehensive income attributable to noncontrolling interests	(159)	(148)
Comprehensive income attributable to Mid-America Apartments, L.P.	$23,916	$26,586

See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.
Condensed Consolidated Statements of Cash Flows
Three months ended March 31, 2013 and 2012
(Unaudited)
(Dollars in thousands)

	Three months ended March 31,
	2013	2012
Cash flows from operating activities:
Consolidated net income	$19,718	$22,484
Adjustments to reconcile net income to net cash provided by operating activities:
Retail revenue accretion	(10)	—
Depreciation and amortization	31,188	28,615
Stock compensation expense	565	730
Redeemable units issued	143	104
Amortization of debt premium	(225)	(90)
(Gain) loss from investments in real estate joint ventures	(54)	31
Loss (gain) on debt extinguishment	61	(20)
Derivative interest expense	261	167
Loss on sale of non-depreciable assets	—	9
Gain on sale of discontinued operations	—	(9,429)
Net casualty (gain) loss and other settlement proceeds	(16)	54
Changes in assets and liabilities:
Restricted cash	160	206
Other assets	(3,448)	2,207
Accounts payable	1,274	1,636
Accrued expenses and other	(14,135)	(16,057)
Security deposits	160	79
Net cash provided by operating activities	35,642	30,726
Cash flows from investing activities:
Purchases of real estate and other assets	(32,561)	—
Normal capital improvements	(7,782)	(9,785)
Construction capital and other improvements	(444)	(636)
Renovations to existing real estate assets	(1,802)	(2,364)
Development	(12,240)	(18,617)
Distributions from real estate joint ventures	4,964	459
Contributions to real estate joint ventures	(16)	(51)
Proceeds from disposition of real estate assets	76	28,959
Funding of escrow for future acquisitions	—	(21,585)
Net cash used in investing activities	(49,805)	(23,620)
Cash flows from financing activities:
Advances from general partner	3,323	3,099
Net change in credit lines	19,000	(158,802)
Proceeds from notes payable	—	50,000
Principal payments on notes payable	(1,319)	(807)
Payment of deferred financing costs	(120)	(1,397)
Repurchase of common units	(673)	(9,541)
Proceeds from issuances of common units	22,058	120,142
Distributions paid on common units	(28,820)	(25,448)
Net cash provided by (used in) financing activities	13,449	(22,754)
Net decrease in cash and cash equivalents	(714)	(15,648)
Cash and cash equivalents, beginning of period	8,886	57,151
Cash and cash equivalents, end of period	$8,172	$41,503

Supplemental disclosure of cash flow information:
Interest paid	$14,817	$15,466
Supplemental disclosure of noncash investing and financing activities:
Accrued construction in progress	$6,756	$7,610
Interest capitalized	$448	$492
Marked-to-market adjustment on derivative instruments	$4,096	$4,083
See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.
Notes to Condensed Consolidated Financial Statements
March 31, 2013 and 2012
(Unaudited)

1.           Consolidation and Basis of Presentation and Significant Accounting Policies

Consolidation and Basis of Presentation

Mid-America Apartments, L.P., or "MAALP", or "us", "we", "our", or the "Operating Partnership", is a Memphis, Tennessee based limited partnership formed in 1993 and currently operates pursuant to the provisions of the Second Amended and Restated Agreement of Limited Partnership (Partnership Agreement). MAALP's sole general partner is Mid-America Apartment Communities, Inc. (MAA), a Memphis, Tennessee-based self-administered and self-managed real estate investment trust, or REIT, that focuses on acquiring, owning and operating apartment communities mainly in the Sunbelt region of the United States. As of March 31, 2013, MAALP owned or owned interests in a total of 151 multifamily apartment communities comprising 44,547 apartments located in 12 states, including one community comprising 316 apartments owned through our joint venture, Mid-America Multifamily Fund I, LLC, or Fund I, and four communities comprising 1,156 apartments owned through our joint venture, Mid-America Multifamily Fund II, LLC, or Fund II. MAALP also had two development communities and a second phase to an existing community under construction totaling 774 units as of March 31, 2013. A total of 106 units for the development projects were completed as of March 31, 2013, and therefore have been included in the totals above. Total expected costs for the development projects are $101.3 million, of which $56.3 million has been incurred through March 31, 2013. MAALP expects to complete construction on the three projects by the end of 2014. Four of our properties include retail components with approximately 107,000 square feet of gross leasable area.

The accompanying unaudited condensed consolidated financial statements have been prepared by our management in accordance with United States generally accepted accounting principles, or GAAP, for interim financial information and applicable rules and regulations of the Securities and Exchange Commission, or the SEC, and our accounting policies as set forth in our December 31, 2012 annual consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation. In our opinion, all adjustments necessary for a fair presentation of the condensed consolidated financial statements have been included, and all such adjustments were of a normal recurring nature. The results of operations for the three-month periods ended March 31, 2013 and 2012 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with our audited financial statements and notes thereto included in our Current Report on Form 8-K filed with the SEC on March 22, 2013. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the financial statements and the amounts of revenues and expenses during the reporting periods.  Actual amounts realized or paid could differ from those estimates.

Interests in MAALP are represented by Operating Partnership Units, or OP Units. As of March 31, 2013, there were 41,796,045 OP Units outstanding, 40,088,385 or 95.9% of which were owned by MAA, our general partner. The remaining 1,707,660 OP Units were owned by nonaffiliated limited partners, as defined in the Partnership Agreement. During the three-month periods ended March 31, 2013 and 2012, rental revenue of the Operating Partnership represented 90.0% and 89.5% of the consolidated rental revenues of MAA, respectively.

The consolidated financial statements presented herein include the accounts of MAALP and all other subsidiaries in which MAALP has a controlling financial interest. MAALP owns approximately 70% to 100% of all consolidated subsidiaries.

MAALP invests in entities that may qualify as variable interest entities, or VIE. A VIE is a legal entity in which the equity investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support or, as a group, the holders of the equity investment at risk lack the power to direct the activities of a legal entity as well as the obligation to absorb its expected losses or the right to receive its expected residual returns. MAALP consolidates all VIEs for which it is the primary beneficiary and uses the equity method to account for investments that qualify as VIEs but for which it is not the primary beneficiary. In determining whether MAALP is the primary beneficiary of a VIE, MAALP considers qualitative and quantitative factors, including but not limited to, those activities that most significantly impact the VIE's economic performance and which party controls such activities.

MAALP uses the equity method of accounting for its investments in entities for which it exercises significant influence, but does not have the ability to exercise control. These entities are not variable interest entities. The factors considered in determining that MAALP does not have the ability to exercise control include ownership of voting interests and participatory rights of investors.

Earnings per OP Unit

Basic earnings per OP Unit is computed by dividing net income available for common unitholders by the weighted average number of units outstanding during the period. Diluted earnings per OP Unit reflects the potential dilution that could occur if securities or other contracts to issue OP Units were exercised or converted into OP Units. For the three months ended March 31, 2013 and 2012, there were no dilutive securities and therefore basic and diluted earnings per OP Unit are the same.

A reconciliation of the numerators and denominators of the basic and diluted earnings per unit computations for the three months ended March 31, 2013 and 2012 is presented below:

(dollars and units in thousands, except per unit amounts)	Three months ended March 31,
	2013	2012
Units Outstanding
Weighted average common units - basic and diluted	41,514	39,133

Calculation of Earnings per Unit - basic and diluted
Income from continuing operations	$19,718	$12,625
Income from continuing operations attributable to noncontrolling interests	(159)	(83)
Income from continuing operations available for common unitholders, adjusted	$19,559	$12,542

Income from discontinued operations	$—	$9,859
Income from discontinued operations attributable to noncontrolling interests	—	(65)
Income from discontinued operations available for common unitholders, adjusted	$—	$9,794

Earnings per unit - basic and diluted:
Income from continuing operations available for common unitholders	$0.47	$0.32
Income from discontinued operations available for common unitholders	—	0.25
Net income available for common unitholders	$0.47	$0.57

2.           Segment Information
As of March 31, 2013, MAALP owned or had an ownership interest in 151 multifamily apartment communities in 12 different states from which it derived all significant sources of earnings and operating cash flows. Senior management evaluates performance and determines resource allocations by reviewing apartment communities individually and in the following reportable operating segments:

•	Large market same store communities are generally communities:

◦	in markets with a population of at least one million and at least 1% of the total public multifamily REIT units; and

◦	that MAALP has owned and have been stabilized for at least a full 12 months and have been identified as a disposition property by the Board of Directors.

•	Secondary market same store communities are generally communities:

◦	in markets with populations of more than one million but less than 1% of the total public multifamily REIT units or in markets with a population of less than one million; and

◦	that MAALP has owned and have been stabilized for at least a full 12 months and have been identified as a disposition property by the Board of Directors.

•
Non same store communities and other includes recent acquisitions, communities in development or lease-up and communities that have been identified as a disposition by the Board of Directors. Also included in non same store communities are non multifamily activities, which represent less than 1% of our portfolio.

On the first day of each calendar year, MAALP determines the composition of our same store operating segments for that year as well as adjusting the previous year, which allows MAALP to evaluate full period-over-period operating comparisons. Properties in development or lease-up will be added to the same store portfolio on the first day of the calendar year after they have been owned and stabilized for at least a full 12 months. A property becomes stabilized when it reaches 90% occupancy for at least 90 days.  MAALP utilizes net operating income, or NOI, in evaluating the performance of the segments.  Total NOI represents total property revenues less total property operating expenses, excluding depreciation and amortization, for all properties held during the period regardless of their status as held for sale. MAALP believes NOI is a helpful tool in evaluating the operating performance of its segments because it measures the core operations of property performance by excluding partnership level expenses and other items not related to property operating performance.
Revenues and NOI for each reportable segment for the three-month periods ended March 31, 2013 and 2012, were as follows (dollars in thousands):

	Three months ended March 31,
	2013	2012
Revenues
Large Market Same Store	$57,278	$53,932
Secondary Market Same Store	44,249	42,673
Non-Same Store and Other	18,363	7,255
Total property revenues	119,890	103,860
Management fee income	178	269
Total operating revenues	$120,068	$104,129

NOI
Large Market Same Store	$34,580	$31,436
Secondary Market Same Store	26,706	25,057
Non-Same Store and Other	11,132	5,780
Total NOI	72,418	62,273
Discontinued operations NOI included above	—	(1,835)
Management fee income	178	269
Depreciation and amortization	(30,350)	(26,755)
Acquisition expense	(10)	(20)
Property management expense	(4,778)	(4,924)
General and administrative expense	(2,890)	(3,029)
Interest and other non-property income	18	114
Interest expense	(14,112)	(12,792)
(Loss) gain on debt extinguishment	(61)	20
Amortization of deferred financing costs	(765)	(656)
Net casualty gain (loss) and other settlement proceeds	16	(9)
Gain (loss) from real estate joint ventures	54	(31)
Discontinued operations	—	9,859
Net income attributable to noncontrolling interests	(159)	(148)
Net income available for Mid-America Apartments, L.P. common unitholders	$19,559	$22,336

Assets for each reportable segment as of March 31, 2013 and December 31, 2012, were as follows (dollars in thousands):

	March 31, 2013	December 31, 2012
Assets
Large Market Same Store	$1,194,556	$1,108,827
Secondary Market Same Store	697,986	654,315
Non-Same Store and Other	623,459	728,209
Corporate assets	39,373	38,520
Total assets	$2,555,374	$2,529,871

3.          Capital

Total capital and its components for the three-month periods ended March 31, 2013 and 2012 were as follows (dollars in thousands, except per unit data):

	MAALP Unitholders
	Limited Partner	General Partner	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Partnership Capital
CAPITAL BALANCE DECEMBER 31, 2012	$30,993	$706,296	$(26,881)	$14,811	$725,219
Net income	808	18,751		159	19,718
Other comprehensive income - derivative instruments (cash flow hedges)			4,357		4,357
Issuance of units		22,058			22,058
Units repurchased and retired		(673)			(673)
General partner units issued in exchange for limited partner units	(443)	443			—
Redeemable units fair market value adjustment		(319)			(319)
Adjustment for noncontrolling interest ownership in subsidiaries	665	(664)		(1)	—
Amortization of unearned compensation		630			630
Distributions ($0.6950 per unit)	(1,187)	(27,871)			(29,058)
CAPITAL BALANCE MARCH 31, 2013	$30,836	$718,651	$(22,524)	$14,969	$741,932

	MAALP Unitholders
	Limited Partner	General Partner	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Partnership Capital
CAPITAL BALANCE DECEMBER 31, 2011	$28,729	$538,623	$(38,579)	$13,362	$542,135
Net income	1,105	21,231		148	22,484
Other comprehensive income - derivative instruments (cash flow hedges)			4,250		4,250
Issuance of units		120,143			120,143
Units repurchased and retired		(9,541)			(9,541)
General partner units issued in exchange for limited partner units	(28)	28			—
Redeemable units fair market value adjustment		(293)			(293)
Adjustment for noncontrolling interest ownership in subsidiaries	3,987	(3,987)		—	—
Amortization of unearned compensation		814			814
Distributions ($0.6600 per unit)	(1,279)	(25,475)			(26,754)
CAPITAL BALANCE MARCH 31, 2012	$32,514	$641,543	$(34,329)	$13,510	$653,238

4.           Real Estate Acquisitions

On February 1, 2013, MAALP purchased Milstead Village, a 310-unit apartment community located in Kennesaw (Atlanta), Georgia. This property was previously a part of Fund I.

5.           Discontinued Operations

During the three-month period ended March 31, 2013, MAALP did not dispose of any properties. Income from continuing operations attributable to MAALP was $19.5 million for the three-month period ended March 31, 2013 compared to $12.5 million for the three-month period ended March 31, 2012. For the three-month period ended March 31, 2013, there was no income from discontinued operations attributable to MAALP. Income from discontinued operations attributable to MAALP was $9.8 million for the three-month period ended March 31, 2012. Income from continuing operations attributable to noncontrolling interest was $0.2 million for the three-month period ended March 31, 2013 compared to $0.1 million for the three-month period ended March 31, 2012. For the three-month period ended March 31, 2013, there was no income from discontinued operations attributable to noncontrolling interest. Income from discontinued operations attributable to noncontrolling interest was $0.1 million for the three-month period ended March 31, 2012.

The following is a summary of discontinued operations for the three-month periods ended March 31, 2013 and 2012, (dollars in thousands):

	Three months ended March 31,
	2013	2012
Revenues
Rental revenues	$—	$3,565
Other revenues	—	417
Total revenues	—	3,982
Expenses
Property operating expenses	—	2,179
Depreciation and amortization	—	1,060
Interest expense	—	259
Total expense	—	3,498
Income from discontinued operations before gain on sale	—	484
Net loss on insurance and other settlement proceeds on discontinued operations	—	(54)
Gain on sale of discontinued operations	—	9,429
Income from discontinued operations	$—	$9,859

6.           Partners' Capital

Interests in MAALP are represented by OP Units. As of March 31, 2013, there were 41,796,045 OP Units outstanding, 40,088,385 or 95.9% of which were owned by MAA, our general partner. The remaining 1,707,660 OP Units were owned by nonaffiliated limited partners ("Class A Limited Partners"). As of March 31, 2012, there were 40,390,861 OP Units outstanding, 38,455,153 or 95.2% of which were owned by MAA and 1,935,708 of which were owned by the Class A Limited Partners.

MAA, as the sole general partner, has full, complete and exclusive discretion to manage and control the business of MAALP subject to the restrictions specifically contained within the Partnership Agreement. Unless otherwise stated in the Operating Partnership Agreement, this power includes, but is not limited to, acquiring, leasing, or disposing of any real property; constructing buildings and making other improvements to properties owned; borrowing money, modifying or extinguishing current borrowings, issuing evidence of indebtedness, and securing such indebtedness by mortgage, deed of trust, pledge or other lien on MAALP's assets; and distribution of MAALP cash or other assets in accordance with the Partnership Agreement. MAA can generally, at its sole discretion, issue and redeem OP Units and determine the consideration to be received or the redemption price to be paid, as applicable. The general partner may delegate these and other powers granted if the general partner remains in supervision of the designee.

Under the Partnership Agreement, MAALP may issue Class A OP Units and Class B OP Units. Class A OP Units may only be held by limited partners who are not affiliated with MAA, in its capacity as general partner of the Operating Partnership, while Class B OP Units may only be held by MAA, in its capacity as general partner of the Operating Partnership, and as of March 31, 2013, a total of 1,707,660 Class A OP Units in the Operating Partnership were held by limited partners unaffiliated with MAA, while a total of 40,088,385 Class B OP Units were held by MAA. In general, the limited partners do not have the power to participate in the management or control of MAALP's business except in limited circumstances including changes in the general partner and protective rights if the general partner acts outside of the provisions provided in the Partnership Agreement. The transferability of Class A OP Units is also limited by the Partnership Agreement.

Net income is allocated to the general partner and limited partners based on their respective ownership percentages of the Operating Partnership. Issuance or redemption of additional Class A OP Units or Class B OP Units changes the relative ownership percentage of the partners. The issuance of Class B OP Units generally occurs when MAA issues common stock and the proceeds from that issuance are contributed to the Operating Partnership in exchange for the issuance of Class B OP Units to MAA equal to the number of common stock shares issued. Likewise, if MAA repurchases or redeems outstanding shares of common stock, the Operating Partnership generally redeems an equal number of Class B OP Units with similar terms held by MAA for a redemption price equal to the purchase price of those shares of common stock. At each reporting period, the allocation between general partner capital and limited partner capital is adjusted to account for the change in the respective percentage ownership of the underlying capital of the Operating Partnership. Holders of the Class A OP Unit may require MAA to redeem their Class A OP Units, in which case MAA may, at its option, pay the redemption price either in cash (in an amount per Class A OP Unit equal, in general, to the average closing price of MAA's common stock on the New York Stock Exchange over a specified period prior to the redemption date) or by delivering one share of MAA common stock (subject to adjustment under specified circumstances) for each Class A OP Unit so redeemed.

At March 31, 2013, a total of 1,707,660 Class A OP Units were outstanding and redeemable for 1,707,660 shares of MAA common stock, or approximately $117,931,000 based on the closing price of MAA’s common stock on March 31, 2013 of $69.06 per share, at MAA’s option. At March 31, 2012, a total of 1,935,708 Class A OP Units were outstanding and redeemable for 1,935,708 shares of MAA common stock, or approximately $129,750,507 based on the closing price of MAA’s common stock on March 31, 2012 of $67.03 per share, at MAA’s option.

The Operating Partnership pays the same per unit distribution in respect to the OP Units as the per share dividend MAA pays in respect to its common and preferred stock.

On August 26, 2010, MAALP and MAA entered into sales agreements with Cantor Fitzgerald & Co., Raymond James & Associates, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to sell up to a combined total of 6,000,000 shares of our common stock, from time to time in at-the-market offerings or negotiated transactions through a controlled equity offering program. On February 25, 2013, MAALP and MAA entered into sales agreements with J.P. Morgan Securities LLC, BMO Capital Markets Corp., KeyBanc Capital Markets Inc. and UBS Securities LLC with materially the same terms as our previous ATM agreements for a combined total of 4,500,000 shares of our common stock.

During the three-month period ended March 31, 2013, MAA sold 325,166 shares of common stock for net proceeds of $22.0 million through its ATM programs. The gross proceeds for these issuances were $22.3 million for the three-month period ended March 31, 2013. During the three-month period ended March 31, 2012, MAA did not issue any shares through its ATM program. As of March 31, 2013, there were 4,174,834 shares outstanding under the ATM. All proceeds from these transactions were received by MAALP in exchange for a number of OP Units equal to the number of shares issued by MAA.

On March 2, 2012, MAA closed on an underwritten public offering of 1,955,000 shares of common stock. UBS Investment Bank and Jeffries & Company, Inc. acted as joint bookrunning managers. This transaction resulted in net proceeds of $120.1 million. The gross proceeds for this offering were approximately $124.1 million. We had no such offerings during the three-month period ended March 31, 2013. Proceeds from this transaction were received by MAALP in exchange for OP Units equal to the number of shares issued.

MAA has a Dividend and Distribution Reinvestment and Share Purchase Plan, or DRSPP, pursuant to which MAA’s shareholders have the ability to reinvest all or part of their distributions from MAA’s common stock, preferred stock or OP Units into MAA’s common stock. The plan also provides the opportunity to make optional cash investments in common shares of at least $250, but not more than $5,000 in any given month, free of brokerage commissions and charges. MAA, in its absolute discretion, may grant waivers to allow for optional cash payments in excess of $5,000. To fulfill its obligations under the DRSPP, MAA may either issue additional shares of common stock or repurchase common stock in the open market. MAA has registered with the Securities and Exchange Commission the offer and sale of up to 7,600,000 shares of common stock pursuant to the DRSPP. MAA may elect to sell shares under the DRSPP at up to a 5% discount.

Common stock shares totaling 141 during the three-month period ended March 31, 2013 and 120 during the three-month period ended March 31, 2012 were acquired by shareholders under the DRSPP. The issuances resulted in gross proceeds of approximately $10,000 and $8,000 for the three-month periods ending March 31, 2013 and 2012, respectively. All funds received from these issuances were contributed to the Operating Partnership in exchange for a number of OP Units equal to the number of shares issued by MAA.

During the three months ended March 31, 2013, 4,582 shares of MAA’s common stock were acquired from employees to satisfy minimum tax withholding obligations that arose upon vesting of restricted stock granted pursuant to approved plans. During the three months ended March 31, 2012, 15,565 shares were acquired for these purposes. MAALP acquires OP units from MAA equal to the number of shares acquired by MAA from employees to satisfy tax withholding obligations.

7.           Notes Payable

On March 31, 2013 and December 31, 2012, MAALP had total indebtedness of approximately $1.67 billion and $1.65 billion, respectively. MAALP's indebtedness as of March 31, 2013 consisted of both conventional and tax exempt debt. Borrowings were made through individual property mortgages as well as company-wide credit facilities. MAALP utilizes both secured and unsecured debt.

On March 1, 2012, MAALP entered into a $150 million unsecured term loan agreement with a syndicate of banks led by KeyBank and J.P. Morgan with a variable rate resetting monthly at LIBOR plus a spread of 1.40% to 2.15% based on a leveraged based pricing grid and a maturity date of March 1, 2017. As of March 31, 2013 the full amount was outstanding under this agreement. In July 2012, MAALP received an investment grade rating (Baa2) from Moody's rating service, which caused the variable rate to reset monthly at LIBOR plus a spread of 1.10% to 2.05% based on an investment grade ratings grid.

On August 31, 2012, MAALP issued $175 million of Senior Unsecured Notes to be funded at three separate times. These notes were offered in a private placement with four tranches: $18 million at 3.15% maturing on November 30, 2017; $20 million at 3.61% maturing on November 30, 2019; $117 million at 4.17% maturing on November 30, 2022; and $20 million at 4.33% maturing on November 30, 2024. As of March 31, 2013, the full amount of the Notes has been funded and is included in our balance sheet.

As of March 31, 2013, approximately 42% of MAALP's outstanding debt was borrowed through secured credit facility relationships with Prudential Mortgage Capital, which are credit enhanced by the Federal National Mortgage Association, or FNMA, and Financial Federal, which are credit enhanced by the Federal Home Loan Mortgage Corporation, or Freddie Mac.

MAALP utilizes interest rate swaps and interest rate caps to help manage its current and future interest rate risk and entered into 18 interest rate swaps and 14 interest rate caps as of March 31, 2013, representing notional amounts totaling $484.0 million and $232.6 million, respectively. MAALP also held 9 non-designated interest rate caps with notional amounts totaling $55.9 million as of March 31, 2013.

The following table summarizes our outstanding debt structure as of March 31, 2013 (dollars in thousands):

	Borrowed Balance	Effective Rate	Contract Maturity
Fixed Rate Secured Debt
Individual property mortgages	$371,116	4.8%	9/2/2019
FNMA conventional credit facilities	50,000	4.7%	3/31/2017
Credit facility balances with:
LIBOR-based interest rate swaps	334,000	5.3%	4/22/2014
Total fixed rate secured debt	$755,116	5.0%	2/19/2017
Variable Rate Secured Debt (1)
FNMA conventional credit facilities	$189,721	0.8%	7/27/2016
FNMA tax-free credit facilities	69,818	0.9%	8/11/2031
Freddie Mac credit facilities	64,247	0.7%	7/1/2014
Freddie Mac mortgage	15,200	3.6%	1/1/2016
Total variable rate secured debt	$338,986	0.9%	4/1/2019
Total Secured Debt	$1,094,102	3.8%	10/16/2017

Unsecured Debt
Variable rate credit facility	$117,000	1.5%	11/1/2015
Term loan fixed with swaps	150,000	2.4%	3/1/2017
Fixed rate senior private placement bonds	310,000	4.5%	7/27/2021
Total Unsecured Debt	$577,000	3.4%	4/6/2019

Total Outstanding Debt	$1,671,102	3.6%	4/19/2018

(1) Includes capped balances.

MAALP has additional requirements related to $20.2 million of tax-free bonds issued by MAA but held within the FNMA facility. These amounts are not included in our debt discussion above or within our Consolidated Balance Sheets as MAALP is not the legal borrower of the bonds; however, because of MAALP's obligations under the FNMA facility, we could be required to pay related principal, interest, and other costs if MAA were to default on its payments.

8.           Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives

MAALP is exposed to certain risk arising from both its business operations and economic conditions. MAALP principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. MAALP manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. Specifically, we enter into derivative financial instruments to manage exposures that arise from business activities that result in the payment of future contractual and forecasted cash amounts, principally related to its borrowings, the value of which are determined by changing interest rates.

Cash Flow Hedges of Interest Rate Risk

MAALP's objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, MAALP uses interest rate swaps and interest rate caps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for MAALP making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up front premium.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the three months ended March 31, 2013 and 2012, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt.  The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the three months ended March 31, 2013 and 2012, MAALP recorded ineffectiveness of $4,000 (decrease to interest expense) and $10,000, (increase to interest expense), respectively, attributable to a mismatch in the underlying indices of the derivatives and the hedged interest payments made on its variable-rate debt.

During the three months ended March 31, 2013, MAALP also had two interest rate caps with a total notional amount of $7.9 million, where only the changes in intrinsic value are recorded in accumulated other comprehensive income.  Changes in fair value of these interest rate caps due to changes in time value (e.g. volatility, passage of time, etc.) are excluded from effectiveness testing and are recognized directly in earnings.  During the three months ended March 31, 2013, MAALP had no changes in the time value of these interest rate caps. During the three months ended March 31, 2012, MAALP recorded a loss of less than $1,000 due to changes in the time value of these interest rate caps.

Amounts reported in accumulated other comprehensive income related to derivatives designated as qualifying cash flow hedges will be reclassified to interest expense as interest payments are made on our variable-rate debt. During the next 12 months, MAALP estimates that an additional $13.4 million will be reclassified to earnings as an increase to interest expense, which primarily represents the difference between our fixed interest rate swap payments and the projected variable interest rate swap payments.

All interest rate cap discussions below include two caps that are designated as hedges of MAA debt and therefore do not show up in the debt schedules for MAALP. These two hedges will still be included in the derivative discussion as the actual derivative instruments belong to MAALP.

As of March 31, 2013, MAALP had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk:

Interest Rate Derivative	Number of Instruments	Notional
Interest Rate Caps	14	$232,576,000
Interest Rate Swaps	18	$484,000,000

Non-Designated Hedges

Derivatives not designated as hedges are not speculative and are used to manage MAALP's exposure to interest rate movements and other identified risks but do not meet the strict hedge accounting requirements of FASB ASC 815, Derivatives and Hedging. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings and resulted in losses of $13,300 and $24,000 for the three months ended March 31, 2013 and 2012, respectively.

As of March 31, 2013, MAALP had the following outstanding interest rate derivatives that were not designated as hedges:

Interest Rate Derivative	Number of Instruments	Notional
Interest Rate Caps	9	$55,875,000

Tabular Disclosure of Fair Values of Derivative Instruments on the Balance Sheet

The table below presents the fair value of MAALP's derivative financial instruments as well as its classification on the Consolidated Balance Sheet as of March 31, 2013 and December 31, 2012, respectively. This table also shows the gross presentation of our derivatives as MAA does not net assets and liabilities:

Fair Values of Derivative Instruments on the Consolidated Balance Sheet as of March 31, 2013 and December 31, 2012 (dollars in thousands)

	Asset Derivatives			Liability Derivatives
		March 31, 2013	December 31, 2012		March 31, 2013	December 31, 2012
Derivatives designated as hedging instruments	Balance Sheet Location	Fair Value	Fair Value	Balance Sheet Location	Fair Value	Fair Value
Interest rate contracts	Other assets	$244	$245	Fair market value of interest rate swaps	$17,313	$21,423

Total derivatives designated as hedging instruments		$244	$245		$17,313	$21,423

Derivatives not designated as hedging instruments

Interest rate contracts	Other assets	$30	$43		$—	$—

Total derivatives not designated as hedging instruments		$30	$43		$—	$—

Tabular Disclosure of the Effect of Derivative Instruments on the Statements of Operations

The table below presents the effect of our derivative financial instruments on the Consolidated Statements of Operations for the three months ended March 31, 2013 and 2012, respectively.

Effect of Derivative Instruments on the Consolidated Statements of Operations for the
Three months ended March 31, 2013 and 2012 (dollars in thousands)

Derivatives in Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)		Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)		Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Three months ended March 31,	2013	2012		2013	2012		2013	2012

Interest rate contracts	$(179)	$(1,298)	Interest expense	$(4,536)	$(5,548)	Interest expense	$4	$(10)

Total derivatives in cash flow hedging relationships	$(179)	$(1,298)		$(4,536)	$(5,548)		$4	$(10)

Derivatives Not Designated as Hedging Instruments
Three months ended March 31,						Location of Gain or (Loss) Recognized in Income	2013	2012

Interest rate products						Interest expense	$(13)	$(24)

Total							$(13)	$(24)

Credit-Risk-Related Contingent Features

As of March 31, 2013, derivatives that were in a net liability position and subject to credit-risk-related contingent features had a termination value of $19.1 million, which includes accrued interest but excludes any adjustment for nonperformance risk. These derivatives had a fair value, gross of asset positions, of $17.3 million at March 31, 2013.

Certain of our derivative contracts contain a provision where if we default on any of our indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then we could also be declared in default on our derivative obligations. As of March 31, 2013, we had not breached the provisions of these agreements.  If we had breached these provisions, we could have been required to settle our obligations under the agreements at their termination value of $10.4 million.

Certain of our derivative contracts contain a provision where we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company's default on the indebtedness. As of March 31, 2013, we had not breached the provisions of these agreements. If we had breached theses provisions, we could have been required to settle our obligations under the agreements at the termination value of $2.9 million.

Certain of our derivative contracts are credit enhanced by either FNMA or Freddie Mac.  These derivative contracts require that our credit enhancing party maintain credit ratings above a certain level.  If our credit support providers were downgraded below Baa1 by Moody’s or BBB+ by Standard & Poor’s, or S&P, we may be required to either post 100 percent collateral or settle the obligations at their termination value of $15.9 million as of March 31, 2013.  Both FNMA and Freddie Mac are currently rated Aaa by Moody’s and AA+ by S&P, and therefore, the provisions of this agreement have not been breached and no collateral has been posted related to these agreements as of March 31, 2013.

Although our derivative contracts are subject to master netting arrangements, which serve as credit mitigants to both us and our counterparties under certain situations, we do not net our derivative fair values or any existing rights or obligations to cash collateral on the Consolidated Balance Sheet.

Other Comprehensive Income
MAALP's other comprehensive income consists entirely of gains and losses attributable to the effective portion of our cash flow hedges. The table below shows the change in the balance for the three months ended March 31, 2013 and 2012:

Changes in Accumulated Other Comprehensive Income by Component
	Affected Line Item in the Consolidated Statements Of Operations	Gains and Losses on Cash Flow Hedges
		For the three months ended March 31,
		2013	2012
Beginning balance		$(26,881)	$(38,579)
Other comprehensive income before reclassifications		(179)	(1,298)
Amounts reclassified from accumulated other comprehensive income (interest rate contracts)	Interest expense	4,536	5,548
Net current-period other comprehensive income attributable to Mid-America Apartments, L.P.		4,357	4,250
Ending balance		$(22,524)	$(34,329)

See also discussions in "Financial Statements – Notes to Consolidated Financial Statements", Note 9.

9.           Fair Value Disclosure of Financial Instruments

Cash and cash equivalents, restricted cash, accounts payable, accrued expenses and other liabilities and security deposits are carried at amounts that reasonably approximate their fair value due to their short term nature.

On January 1, 2008, MAALP adopted FASB ASC 820 Fair Value Measurements and Disclosures, or ASC 820. ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. MAALP's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Fixed rate notes payable at March 31, 2013 and December 31, 2012, totaled $731 million and $732 million, respectively, and had estimated fair values of $782 million and $778 million (excluding prepayment penalties), respectively, as of March 31, 2013 and December 31, 2012. The carrying value of variable rate notes payable (excluding the effect of interest rate swap and cap agreements) at March 31, 2013 and December 31, 2012, totaled $940 million and $921 million, respectively, and had estimated fair values of $873 million and $851 million (excluding prepayment penalties), respectively, as of March 31, 2013 and December 31, 2012.

Currently, MAALP uses interest rate swaps and interest rate caps (options) to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

The fair values of interest rate options (caps) are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.

To comply with the provisions of ASC 820, MAALP incorporates credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, MAALP has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

MAALP has determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, and as a result, all of our derivatives held as of March 31, 2013 and December 31, 2012 were classified as Level 2 of the fair value hierarchy.

The table below presents our assets and liabilities measured at fair value on a recurring basis as of March 31, 2013 and December 31, 2012, aggregated by the level in the fair value hierarchy within which those measurements fall.

Assets and Liabilities Measured at Fair Value on a Recurring Basis at March 31, 2013
(dollars in thousands)

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at
				March 31, 2013
Assets
Derivative financial instruments	$—	$274	$—	$274
Liabilities
Derivative financial instruments	$—	$17,313	$—	$17,313

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2012
(dollars in thousands)

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at
				December 31, 2012
Assets
Derivative financial instruments	$—	$288	$—	$288
Liabilities
Derivative financial instruments	$—	$21,423	$—	$21,423

The fair value estimates presented herein are based on information available to management as of March 31, 2013 and December 31, 2012.  These estimates are not necessarily indicative of the amounts MAALP could ultimately realize.  See also discussions in "Financial Statements – Notes to Consolidated Financial Statements", Note 8.

10.           Recent Accounting Pronouncements

Impact of Recently Issued Accounting Standards

In February 2013, the FASB issued Accounting Standards Update, or ASU, No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under ASU 2013-02, an entity is required to provide information about the amounts reclassified out of Accumulated other comprehensive income, or AOCI, by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. ASU 2013-02 is effective for interim and annual periods beginning after December 15, 2012 and early adoption is permitted. We early adopted ASU 2013-02 for the annual period ended December 31, 2012. The adoption of ASU 2013-02 has not had a material impact on our consolidated financial condition or results of operations taken as a whole.

In January 2013, the FASB issued ASU No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. ASU 2013-01 clarifies that the scope of ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, would apply to derivatives accounted for in accordance with FASB ASC 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. This ASU is effective for fiscal years beginning on or after January 1, 2013 and interim periods within those annual periods. We adopted ASU 2013-01 during the period ended March 31, 2013. The adoption of ASU 2013-01 has not had a material impact on our consolidated financial condition or results of operations taken as a whole.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments change the wording, mainly for clarification, used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the Board does not intend for the amendments in this update to result in a change in the application of the requirements in ASU 2011-04. The amendments in this ASU are to be applied prospectively. The amendments are effective during interim and annual periods beginning after December 15, 2011. We adopted ASU 2011-04 for the interim and annual periods of fiscal year 2012. The adoption of ASU 2011-04 has not had a material impact on our consolidated financial condition or results of operations taken as a whole.

11. Subsequent Events

Real Estate Acquisitions

On May 1, 2013, MAALP closed on the purchase of the 316-unit Greenwood Forest apartment community located in Greenwood Forest (Houston), Texas. This property was previously a part of Fund I.

On May 21, 2013, MAALP closed on the purchase of The Haven at Cosner's Corner, a 260-unit apartment community located in Fredericksburg, VA.

Real Estate Dispositions

On May 15, 2013, MAALP closed on the sale of the 188-unit Woodbridge at the Lake apartment community located in Jacksonville, Florida.

Financings

On April 23, 2013, MAALP entered into three LIBOR-based forward swaps intended to hedge the interest rate on planned future financings with a total notional amount of $150 million.